Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Stephen D. Axelrod, CFA
John Pougnet, CEO	Alisa Steinberg (Media)
XELR8 Holdings, Inc.	Wolfe Axelrod Weinberger Assoc. LLC
(303) 316-8577	(212) 370-4500
CEO@xelr8.com	steve@wolfeaxelrod.com
alisa@wolfeaxelrod.com

“XELR8 TO A MILLION”  COUNTDOWN COMMENCES

DENVER, Colo. – May 15, 2008 – XELR8 Holdings, Inc. (AMEX:BZI), a provider of functional foods, beverages and nutritional supplements, announced that beginning today, May 15, 2008 at 2:15 pm Mountain Time,  the “XELR8 to a Million” progress meter will be disclosed.

As previously announced at the XELR8 National Distributor Event in Las Vegas, the “XELR8 to a Million” promotion will reward independent distributors with cash bonuses the first time XELR8 hits $1 million in sales in any given month between February 2008 and June 2008, based on the highest independent distributors sales rank achieved in the following month.  This cash bonus is only paid to those who reach the rank of Director and above.

XELR8 will post the sales number on its website: www.xelr8.com on the page/link marked “XELR8 to a Million”
(www.xelr8.com/progress.asp).  Each day the Total Projected Monthly Sales will be updated on or shortly after 2:15 pm (Mountain Time) per the following calculation guidelines, that can also be found on the website: Total Projected Monthly Sales will be the sum of the Actual Month-to-Date Sales and Projected Remaining Sales for the month. Actual Month-to-Date Sales will include the sales, from all departments, of all products, sales materials, merchandise and enrollment fees, and net of actual returns received at the company in the month. Actual Sales do not include taxes, shipping & handling fees collected at the time of sale, nor will it include any adjustments for provisions for returns or other accounting estimates. Projected Remaining Sales will be an estimated number based on the recurring orders in the system that are scheduled to occur before the end of the current month. This number is based on the successful processing of 100% of the orders, based on each order’s current order quantities in the system. Note, this number will be effected by changes made by distributors and customers to their current order on file and/or the failure of the transaction to process due non-payment.

The promotion is scheduled to run until the end of June 2008, consequently the progress meter will be updated each business day until July 1, 2008.

Mr. John Pougnet, Chief Executive Officer of XELR8, commented, “I am very excited to announce the commencement of our sales progress meter which encompasses our latest promotion for our distributors: “XELR8 to a Million”. This sales progress meter will hopefully enable distributors to gauge their efforts to reach the $1 million sales milestone and at the same time hopefully create an opportunity to make an additional bonus for their hard work.”

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About XELR8 Holdings, Inc.

XELR8 Holdings, Inc. is a provider of nutritional foods and beverages designed to help enhance physical health and overall performance. XELR8 has developed a comprehensive line of nutritional supplements and functional foods designed in systems that are easy to take, simple to understand, and conveniently fit within a lifestyle. These include the Company’s Eat/Drink/Snack System; Peak Performance System; and its newest market entry, Bazi™, a powerful, concentrated, antioxidant (Vitamins A, C & E) nutritional drink packed with eight different super fruits and berries, including the Chinese jujube plus 12 vitamins and 68 minerals, providing all the daily vitamins and minerals you need in a single, convenient, one-ounce shot.

XELR8’s commitment to quality, science and research has earned the Company a loyal following of over 350 world-class athletes and an elite list of endorsers, such as 3-time World Series Champion Curt  Schilling, five-time Cy Young Award Winner Randy Johnson; Super Bowl Champions Mike Alstott, Lawyer Milloy and Head Coach Mike Shanahan; professional football superstar Cadillac Williams; Olympians Briana Scurry and Caroline Lalive; Stanley Cup Winner Blake Sloan; and PGA Tour Professional Tom Pernice, Jr. XELR8 products are only available through independent distributors located throughout the nation. For more information about XELR8, please visit www.xelr8.com or www.drinkbazi.com.

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